Attachment- Question 77Q

                    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Martin Vogel, a Director of the Fund, inadvertently failed to file with the SEC on a timely basis an Initial Statement of Beneficial Ownership on Form
3. Philipp Burger, an officer of the Fund, inadvertently failed to file on a timely basis Statements of Changes in Beneficial Ownership on Form 4 regarding five transactions. Julius Baer Asset Management also failed to timely file a Form 3 and a Form 4. These omissions have been corrected through the filing of Annual Statements of Changes in Beneficial Ownership on Form 5.